Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Union First Market Bankshares Corporation (formerly Union Bankshares Corporation) of our reports dated March 16, 2010, relating to our audits of the consolidated financial statements and internal control over financial reporting of Union Bankshares Corporation, which appear in the Annual Report on Form 10-K of Union First Market Bankshares Corporation for the year ended December 31, 2009.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

Winchester, Virginia

May 17, 2010